NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock (the 'Common Stock') of SIRVA, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on December 24, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Company has fallen below the Exchange's continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $75 million and $1.00 average closing price over a consecutive 30 trading day period. 1. The Exchange's Listed Company Manual, Sections 802.01B and C, states, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer when: Average global market capitalization over a consecutive 30 trading-day period is less than $75,000,000 and, at the same time, total stockholders' equity is less than $75,000,000; Average closing price of a security is less than $1.00 over a consecutive 30 trading-day period. 2. The Exchange, on November 19, 2007, determined that the Common Stock should be suspended from trading before the opening of the trading session on November 26, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by letter on November 19, 2007. 3. Pursuant to the above authorization, a press release was issued on November 19, 2007, and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on November 20, 2007 and other various dates of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website. Trading in the Common Stock on the Exchange was suspended before the opening of the trading session on November 26, 2007. 4. On November 19, 2007, the Company indicated in their press release that it formally waived its right to a hearing relative to the delisting of the stated Common Stock.